                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )

                             Brandywine Realty Trust
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    105368104
--------------------------------------------------------------------------------
                                 (CUSIP number)



Check the following box if a fee is being paid with this statement (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

CUSIP No.        105368104             13G                    Page 2 of 10 Pages


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
               Morgan Stanley, Dean Witter, Discover & Co.
               IRS # 39-314-5972
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) / /
                                                              (b) / /

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
               The state of organization is Delaware.
--------------------------------------------------------------------------------
NUMBER OF                   5          SOLE VOTING POWER
SHARES
BENEFICIALLY                ----------------------------------------------------
OWNED BY                    6          SHARED VOTING POWER
EACH                                       2,253,954
REPORTING                   ----------------------------------------------------
PERSON WITH                 7          SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                            8          SHARED DISPOSITIVE POWER
                                           2,331,654
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                           2,331,654

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        11.08%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                        IA, CO
--------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT  !

CUSIP No.        105368104             13G                    Page 3 of 10 Pages


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
               Morgan Stanley Asset Management Inc.
               IRS # 13-304-0307
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) / /
                                                              (b) / /

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4               CITIZENSHIP OR PLACE OF ORGANIZATION
                            The state of organization is Delaware.
--------------------------------------------------------------------------------
NUMBER OF                   5          SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY                ----------------------------------------------------
OWNED BY                    6          SHARED VOTING POWER
EACH                                           1,368,054
REPORTING                   ----------------------------------------------------
PERSON WITH                 7          SOLE DISPOSITIVE POWER
                                                      0
                            ----------------------------------------------------
                            8          SHARED DISPOSITIVE POWER
                                           1,445,254
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                           1,445,254

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        6.87%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                        IA, CO
--------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT  !

CUSIP No.        105368104             13G                    Page 4 of 10 Pages


--------------------------------------------------------------------------------

1      NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
       Morgan Stanley Institutional Fund - U.S. Real Estate Portfolio
       IRS # 13-380-8424
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) / /
                                                              (b) / /

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
               The state of organization is Delaware.
--------------------------------------------------------------------------------
NUMBER OF                   5          SOLE VOTING POWER
SHARES                                                0
BENEFICIALLY                ----------------------------------------------------
OWNED BY                    6          SHARED VOTING POWER
EACH                                           698,153
REPORTING                   ----------------------------------------------------
PERSON WITH                 7          SOLE DISPOSITIVE POWER
                                                      0
                            ----------------------------------------------------
                            8          SHARED DISPOSITIVE POWER
                                               698,153
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                             698,153

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                        3.32%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                        IA, CO
--------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT  !

CUSIP No.        105368104             13G                    Page 5 of 10 Pages


Item 1 (b)               Name  of  Issuer
----------               -------------------------

                         Brandywine Realty Trust

                         Address  of  issuer's  principal  executive  offices
                         -------------------------------------------------------
                         16 Campus Blvd
                         Suite 150
                         Newtown Square, PA 19073

Item 2 (a)               Name  of  person  filing
----------               -------------------------------------------------------

                  (a)    Morgan Stanley, Dean Witter, Discover & Co.
                  (b)    Morgan Stanley Asset Management  Inc.
                  (c) Morgan Stanley Institutional Fund - U.S. Real Estate Portfolio

Item 2 (b)               Principal  business  office
----------               -------------------------------------------------------

                  (a)    1585 Broadway
                         New  York,  New  York  10036

                  (b)    1221 Avenue of the Americas
                         New  York,  New  York  10020

                  (c)    1221 Avenue of the Americas
                         New  York,  New  York  10020

Item 2 (c)               Citizenship
----------               -------------------------

                         Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)               Title of class of Securities
----------               -------------------------------------------------------

                         Common  Stock

Item 2 (e)               Cusip  No.
----------               -------------------------

                         105368104

Item 3            (a)    Morgan Stanley, Dean Witter, Discover & Co. is (e) an
------                   Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940.

                  (b) Morgan Stanley Asset Management Inc. is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                  (c) Morgan Stanley Institutional Fund is (d) an investment company registered under Section 8 of the Investment Company Act of 1940.

Item 4                   Ownership
------                   -------------------------

                         Incorporated by reference to Items (5) - (9) and (11) of the cover page.

CUSIP No.        105368104             13G                   Page  6 of 10 Pages




Item 5                    Ownership of 5 Percent or Less of a Class
------                    -----------------------------------------

                (a),(b)  Inapplicable

                  (c) As of the date hereof, the Morgan Stanley Institutional Fund has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6                   Ownership of More than 5 Percent on Behalf of Another
------                   Person
                         -----------------------------------------------------

               (a),(b) Accounts managed on a discretionary basis by Morgan Stanley Asset Management Management, Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

                  (c)    Inapplicable

                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


                         Inapplicable

Item 8                   Identification and Classification of Members of the
------                   Group
                         ---------------------------------------------------

                         Inapplicable

Item 9                   Notice  of  Dissolution  of  Group
------                   ----------------------------------

                         Inapplicable

Item 10                  Certification
-------                  -------------

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.        105368104             13G                    Page 7 of 10 Pages






                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this
                    statement is true, complete and correct.
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

Date :              September 2, 1997

Signature :         /s/ Harold J. Schaaff Jr.
                    -------------------------------------------------------

Name / Title :      Harold J. Schaaff Jr. / Vice President, Morgan Stanley Institutional Fund
                    -------------------------------------------------------------------------
                    MORGAN  STANLEY  INSTITUTIONAL FUND - U.S. REAL ESTATE PORTFOLIO

Date :              September 2, 1997

Signature :         /s/ Donald P. Ryan
                    --------------------------------------------------------------------

Name / Title :      Donald P. Ryan  /  Vice President Morgan Stanley Asset Management Inc.
                    -------------------------------------------------------------------------
                    MORGAN STANLEY ASSET MANAGEMENT  INC.

Date :              September 2, 1997

Signature :         /s/ Bruce Bromberg
                    -------------------------------------------------------------------------

Name / Title :      Bruce Bromberg  /  Morgan  Stanley &  Co., Incorporated
                    -------------------------------------------------------------------------
                    MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.

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                         INDEX TO EXHIBITS PAGE                                PAGE
                         ----------------------                                ----


     EXHIBIT  1          Agreement to Make a Joint Filing                         9
     -----------------


     EXHIBIT  2          Secretary's Certificate Authorizing Bruce Bromberg      10
     -----------------
                         to Sign on behalf of Morgan Stanley, Dean Witter,
                         Discover & Co.

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